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                                                                      EXHIBIT 99

                          [TRICO BANCSHARES LETTERHEAD]


PRESS RELEASE                                     Contact: Thomas J. Reddish
June 25, 2001                                              Vice President & CFO
For Immediate Release                                      (530) 898-0300



               TRICO BANCSHARES ANNOUNCES SHAREHOLDER RIGHTS PLAN


         Chico, CA - June 25, 2001. TriCo Bancshares (NASDAQ: TCBK), parent company of Tri Counties Bank, announced today that its Board of Directors has adopted and entered into a Shareholder Rights Plan designed to protect and maximize shareholder value and to assist the Board of Directors in ensuring fair and equitable benefit to all shareholders in the event of a hostile bid to acquire TriCo.

         TriCo adopted this Rights Plan to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires 15% or more of TriCo's outstanding common stock without the approval of the TriCo Board. The Rights Plan is not being adopted in response to any known attempt to acquire control of TriCo.

         Under the Rights Plan, a dividend of one Preferred Stock Purchase Right is being declared for each common share held of record as of the close of business on July 10, 2001. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

         The Rights generally will not become exercisable unless an acquiring entity accumulates or initiates a tender offer to purchase 15% or more of TriCo's common stock. In that event, each Right will entitle the holder, other than the unapproved acquirer and its affiliates, to purchase either TriCo's common stock or shares in an acquiring entity at one-half of market value.

         The Right's initial exercise price, which is subject to adjustment, is $49.00. TriCo's Board of Directors generally will be entitled to redeem the Rights at a redemption price of $.01 per Right until an acquiring entity acquires a 15% position. The Rights expire on July 10, 2011.

         Additional details of the Rights Plan are outlined in a letter that will be mailed to shareholders after the record date and will be contained in a filing with the Securities and Exchange Commission.

         In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors. This entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.

         TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 25-year history in the banking industry. Tri Counties Bank operates 30 traditional branch locations and 7 in-store branch locations, in 18 California counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers


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and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 44 ATMs and provides a 24-hour, seven days a week telephone customer service center. Brokerage services are provided at the Bank's office by the Bank's association with Raymond James Financial, Inc. For further information please visit the Tri Counties Bank Web site at http://www.tricountiesbank.com.








                 63 Constitution Drive, Chico, California 95973